Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-213567, 333-229686 and 333-237187) and Form S-8 (File Nos. 333-203039, 333-218502, 333-225527, 333-233284 and 333-239100) of our report (which includes an emphasis of matter paragraph as to the Company’s ability to continue as a going concern) dated March 11, 2021, relating to the financial statements of Zosano Pharma Corporation as of December 31, 2020 appearing in the Annual Report on Form 10-K for the year ended December 31, 2020.

By:	/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

San Francisco, CA

March 11, 2021